PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Mike Harlan President and CEO Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2010 RESULTS
Whippany, New Jersey — June 25, 2010 — Breeze-Eastern Corporation (NYSE Amex: BZC) today reported its Fiscal 2010 financial results:
•	Net sales: $69,027,000, down from $75,427,000 for Fiscal 2009.
•	Operating loss: ($6,723,000), compared with operating income of $11,353,000 last Fiscal year.
•	Net loss: ($6,043,000), or ($0.64) per diluted share, compared with prior-year net income of $5,760,000, or $0.61 per diluted share.
•	Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release: negative ($4,319,000), versus positive Adjusted EBITDA of $12,712,000 for Fiscal 2009.
The Fiscal 2010 results above include non-cash pre-tax charges of ($12,230,000) that reduced profitability. These charges included adjustments to estimated reserves of ($3,311,000) for inventory obsolescence and ($8,135,000) for environmental liabilities, plus ($784,000) for estimated losses on engineering project commitments to customers. The Fiscal 2010 results also included pre-tax costs of ($1,539,000) for unabsorbed manufacturing overhead resulting from the Company’s factory shutdown and relocation in March 2010.
•	Excluding these amounts, estimated net income would have been $2,324,000, or $0.25 per diluted share, estimated operating income would have been $7,046,000, and estimated Adjusted EBITDA would have been $9,450,000, or 13.7% of net sales.
New orders received during Fiscal 2010 were $68,183,000, compared with $82,123,000 last Fiscal year. The fiscal-year-end backlog was $130,144,000, compared with $130,988,000 at the end of Fiscal 2009. The book-to-bill ratio for Fiscal 2010 was 1.0 versus 1.1 in Fiscal 2009.
For the Fiscal 2010 fourth quarter:
•	Net sales: $18,089,000, versus $23,425,000 in the same period last Fiscal year.
•	Operating loss: ($12,532,000), compared with operating income of $3,647,000 for the same prior-year period.
•	Net loss: ($8,912,000), or ($0.95) per diluted share, versus net income of $2,382,000, or $0.25 per diluted share in the Fiscal 2009 fourth quarter.
•	Adjusted EBITDA: negative ($11,456,000), compared with positive Adjusted EBITDA of $4,037,000 in last Fiscal year’s fourth quarter.
Excluding the non-cash charges and unabsorbed overhead described above, the estimated Fiscal 2010 fourth quarter net loss would have been ($545,000), or ($0.06) per diluted share,

estimated operating income would have been $1,237,000, and estimated Adjusted EBITDA would have been $2,315,000.
New orders received during the Fiscal 2010 fourth quarter were $21,665,000, versus $23,085,000 for the same prior-year period.
Mike Harlan, President and Chief Executive Officer, said, “Fiscal 2010 was a challenging year, with the relocation to our more modern facility and several non-cash adjustments that severely impacted our financial performance. In addition, we have seen a general market slowdown, with many customers deferring purchases, taking longer to get funding approvals, and often buying only what they need short-term, resulting in reduced net new orders compared with the prior year and a slight year-to-year reduction in backlog. Despite these challenges, we continued to control spending and reduced total operating expenses, and still had strong cash flow which we used to continue our debt reduction and fund our new product development. Our debt was $18.1 million at the end of Fiscal 2010, $3.3 million lower than a year ago. Working capital was impacted by our move, and decreased to $25.2 million at the end of Fiscal 2010 from $32.3 million last Fiscal year, due to lower inventories and lower accounts receivable corresponding to reduced March shipments. Interest expense was also favorable this year by $0.6 million, attributable to reduced debt levels and lower interest rates.”
Outlook
Mr. Harlan concluded, “Although the global economic slowdown has led to slower sales to some of our OEM and operator customers, we still have a broad global customer base and our core business remains strong. We completed the factory relocation and customer recertification of our operations during the First Quarter of Fiscal 2011 and have quickly come back up to full production rates. We are making significant progress on our major product development programs; however, we expect that our relatively-high engineering spending will continue through Fiscal Year 2011. We are implementing internal initiatives that we expect will improve our responsiveness to customers, competitiveness, cost structure, profitability, and the net financial performance of our company.”
The Company will conduct a conference call at 10:00 AM EDT on Friday, June 25, 2010 with the following numbers: (866) 383-7989 or (617) 597-5328 and passcode 84206251
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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company, which employs approximately 170 people at its facilities in Whippany, New Jersey, reported sales of $69.0 million for the Fiscal year ended March 31, 2010.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and twelve months ended March 31, 2010 in the tables below.
INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our future operating performance, financial results, events, trends and plans. All statements in this news release other than statements of historical facts are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to competition from other companies; changes in applicable laws, rules, and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; determination by us to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, Quarterly Report on Form 10-Q for the period ended December 31, 2009, and other filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — June 25, 2010
Fiscal 2010 Full Year and Fourth Quarter Earnings Release

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended			Twelve Months Ended
	3/31/10		3/31/09	3/31/10		3/31/09
Net sales		$18,089	$23,425		$69,027	$75,427
Cost of sales		16,644	14,579		48,376	45,337

Gross profit		1,445	8,846		20,651	30,090

Selling, general, and administrative expenses		13,363	5,199		26,557	18,737
Relocation expense		614	—		817	—

Operating income (loss)		(12,532)	3,647		(6,723)	11,353

Interest expense		215	264		891	1,462
Other expense-net		272	98		458	231
Loss on debt extinguishment		—	—		—	551

Income (loss) before income taxes		(13,019)	3,285		(8,072)	9,109

Provision (benefit)for income taxes		(4,107)	903		(2,029)	3,349

Net income (loss)	$	(8,912)	$2,382		$(6,043)	$5,760

Basic earnings (loss) per share:		$(0.95)	$0.25	$	(0.64)	$0.62

Diluted earnings (loss) per share:		$(0.95)	$0.25	$	(0.64)	$0.61

Weighted average basic shares		9,398,000	9,365,000		9,388,000	9,355,000
Weighted average diluted shares		9,398,000	9,379,000		9,388,000	9,400,000
BALANCE SHEET INFORMATION
(In Thousands of Dollars Except Share Data)

	3/31/10	3/31/09
Current assets	$39,851	$49,905
Fixed assets – net	9,575	3,859
Other assets	26,682	22,941

Total assets	$76,108	$76,705

Current portion of long-term debt and short term borrowings	$3,286	$3,286
Other current liabilities	11,377	14,297

Total current liabilities	14,663	17,583
Long-term debt	14,786	18,071
Other non-current liabilities	18,839	7,724
Stockholders’ equity	27,820	33,327

Total liabilities and stockholders’ equity	$76,108	$76,705

Breeze-Eastern Corporation — June 25, 2010
Fiscal 2010 Full Year and Fourth Quarter Earnings Release

Reconciliation of Reported Income (Loss) to Adjusted EBITDA
(In Thousands of Dollars Except Share Data)

	Three Months Ended			Twelve Months Ended
	3/31/10		3/31/09	3/31/10	3/31/09
Net sales		$18,089	$23,425	$69,027	$75,427
Cost of sales		16,644	14,579	48,376	45,337

Gross profit		1,445	8,846	20,651	30,090

Selling, general and administrative expenses		13,363	5,199	26,557	18,737
Relocation expense		614	—	817	—

Operating income (loss)		(12,532)	3,647	(6,723)	11,353

Add back: Depreciation and amortization		462	390	1,587	1,359
Relocation expense		614	—	817	—

Adjusted EBITDA	$	(11,456)	$4,037	$(4,319)	$12,712

Net income (loss)		$(8,912)	$2,382	$(6,043)	$5,760
Provision (benefit) for income taxes		(4,107)	903	(2,029)	3,349
Depreciation and amortization		462	390	1,587	1,359
Relocation expense		614	—	817	—
Interest expense		215	264	891	1,462
Other expense-net		272	98	458	231
Loss on debt extinguishment		—	—	—	551

Adjusted EBITDA	$	(11,456)	$4,037	$(4,319)	$12,712

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